THE INVESTOR RELATIONS GROUP INC.
                               LETTER OF AGREEMENT
                             Date: February 6, 2006

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide Advanced BioPhotonics Inc.(the "Company") investor relations and public relations services (the "Agreement"). IRG and the Company may be referred to herein individually as the "party" and collectively as the "parties." These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; and daily update reports (collectively, the "Services").

Section 2. Fees. The Company shall pay to IRG for the Services hereunder including investor relations services fee of $10,000 per month. Additionally, for this Agreement, the Company agrees to deliver to IRG 325,000 restricted shares, issued in the name of The Investor Relations Group, Inc. These shares shall be restricted for a period of two years from the date of the execution of the Agreement. Fees are payable on the 1 st day of each month during the term of this Agreement (as hereinafter defined). Unless other arrangements have been made and agreed upon in writing, lack of payment for services rendered by the 10th of the month will be considered default of this Agreement, and IRG shall be entitled to cease all services on behalf of the Company until such time as payment in full of amounts due is made. IRG's exclusive remedy for any such default shall be an action to recover fees accrued to IRG before ceasing services on behalf of the Company.

Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, maintaining mailing lists, information retrieval service, wire services, monitoring advisory service, all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office, all reasonable travel expenses, and all reasonable meeting expenses including rental of audio/visual equipment. No individual expenses over $250 will be expended without first notifying the Company. The Company agrees to remit upon the signing of this agreement a check for $5,000 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of $1,000. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and hold each other, their affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely from the Company's or IRG's breach of their obligations, warranties and representations under this Agreement. It is recognized and agreed by IRG and the Company that neither party shall have any liability hereunder to any Indemnified Person arising from the other party's intentional negligence or willful misconduct. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5. Term of Agreement and Guarantee of Satisfaction. (a) This Agreement shall commence on February 13, 2006 (the "Effective Date") and shall continue in full force and effect on a month-to-month basis, unless terminated earlier pursuant to this Section; (b) either party may terminate this Agreement at any time, with or without cause, and ABP shall have no further obligation to IRG, except to make any payments which may have theretofore become due.

Section 6. Solicitation of Employees. For a period commencing two years after the termination of this Agreement, neither party shall, directly or indirectly influence or attempt to influence any employee of the other party to leave its employ;. Each party acknowledges that the restrictions in this section are reasonable and necessary for the protection of the other party's business.

Section 7. Severability. In case any provision of this letter agreement shall be unenforceable or found to be invalid or illegal, in whole or in part, such provision shall be deemed to apply only to the maximum extent permitted by law and notwithstanding the invalidity of such other provision the remaining provisions shall remain in full force and effect.

Section 8. Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the State of New York to resolve any disputes arising under this Agreement.

Section 9. Other Services. If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 10. Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors, and nothing contained in this Agreement and no action taken by either party to this Agreement shall be deemed to constitute either party or any of such party's employees, as agents or representatives of the other party or shall be deemed to create a partnership, joint venture or association between the parties, or shall be deemed to confer on either party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party.

Section 11. Waiver. No waiver, delay, forbearance or failure by either party of its right, power or privilege to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce such provision in the future.

Section 12 Entire Agreement. This Agreement, together with its attachments and Appendices specifically referenced and attached hereto (which are hereby incorporated herein by reference), sets forth the entire and final agreement and understanding of the parties with respect to the subject matter of this Agreement. Any and all prior agreements, understandings or undertakings, whether written or oral, with respect to the subject matter of this Agreement, are hereby superceded and replaced by this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties to this Agreement.

Section 13. Headings. The captions and section headings in this Agreement are for convenience only and shall not be considered a part of, or be deemed to affect the construction or interpretation of, any provision of this Agreement.

Section 14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15. Representations and Warranties. Each party warrants and represents to the other that it has the legal rights and power to extend the rights granted to the other party in this Agreement, that it has the full right to enter into this Agreement and to fully perform its obligations hereunder, and that it has not made nor will it make any commitment to a third party in conflict with or in derogation of such rights or this Agreement. IRG specifically represents that it is properly qualified to render the Services which are the basis of this Agreement and that the Company may rely on IRG's expertise in providing such services. IRG warrants that it will not trade the Company's stock while in possession of material non-public information, as that term is defined by the SEC. Each party further represents to the other that it is not aware of any legal obstacles, which could prevent either party from carrying out the provisions of this Agreement.

Section 16. Assignment of Agreement. Neither party may transfer this Agreement or any right or obligation under this Agreement, by assignment, merger or consolidation without the prior written consent of the other party, however, such consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, legal successors and assigns of the respective parties.

Section 17. Notice. All notices, instructions, requests, authorizations, consents, demands and other communications hereunder shall be in writing and shall be sent by courier, facsimile or registered airmail, postage prepaid, addressed as follows:

  To:                  Advanced BioPhotonics Inc.
                       125 Wilbur Place, Suite 120
                       Bohemia, New York 11747

                       Facsimile: 631-244-7960

                       Attention: Kevin J. Healy, Esq.

And

  To:                  The Investor Relations Group, Inc.
                       11 Stone Street, 3rd Floor
                       New York, New York 10004

                       Facsimile: 212-825-3229

                       Attention: Dr. Dian Griesel

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above. Notice given by mail shall be considered to have been given five (5) days after the mailing thereof, and notices given by facsimile shall be considered to have been given when received.

Section 18. Attorneys' Fees. Each party shall bear all costs and expenses incurred by it under or in connection with this Agreement, provided, however, that the prevailing party in any litigation commenced to enforce or construe the terms of this Agreement shall be entitled to collect from the other party the costs of such litigation, including reasonable attorneys' fees.

Section 19. Confidential Information. The parties acknowledge that the parties shall from time-to-time disclose confidential information to the other party and the parties agree to abide by the Non-Disclosure Agreement attached hereto and incorporated herein by reference (Appendix 1).

Section 20. No Implied Rights. Neither this Agreement nor the disclosure of confidential information hereunder shall be construed as granting or conferring, either expressly or impliedly, any rights, licenses or other relationships between the parties.

Section 21. Survival. The provisions of Sections 4, 6 and 15 shall survive any termination of this Agreement. In addition, the confidentiality obligations contained in the attached Non-Disclosure Agreement (Appendix 1) shall survive any termination of this Agreement and shall terminate upon the terms and conditions contained therein.

      Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 1l Stone Street, 3rd Floor, New York, NY 10004,
Attention: Dian Griesel, Ph.D., Chairman & CEO.

                                                Very truly  yours,

                                                /s/ Dian Griesel
                                                ----------------
                                                Dian Griesel
                                                Founder and Chairman
                                                Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Denis A. O'Connor
---------------------
Denis A. O'Connor
President & Chief Executive Officer
Advanced BioPhotonics Inc.